EMPLOYMENT AGREEMENT


THIS AGREEMENT is made and entered into as of the 1st day of October, 1996, by and between NAVARRE CORPORATION, a Minnesota corporation (the "Company"), and CHARLES E. CHENEY, a resident of the State of Minnesota ("Executive").

                              W I T N E S S E T H:

WHEREAS, Executive has a unique knowledge of the Company's business, and has special expertise in the management and future planning of its affairs, and has been a key Executive of the Company, helping to develop the image of the business; and

WHEREAS, the Company believes that Executive's continued involvement in the management and affairs of the business are essential to its management and planning in the future; and

WHEREAS, a previous employment agreement expired as of September 30, 1996 and it is the desire of the parties to extend the terms thereof.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT. Subject to all of the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, as its Executive Vice President, Chief Financial Officer and Treasurer.

2.       DUTIES.

         (a) EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER. The services of Executive are exclusive to the Company. Executive will devote substantially all of his business hours to, and make the best use of his energy, knowledge and training in, performing his duties as Executive Vice President, Chief Financial Officer and Treasurer of the Company within the general guidelines established by the Board of Directors of the Company as the same may, from time to time, be modified by the Company's Board of Directors. Executive will report to the Board of Directors of the Company and have all the duties normally subscribed to the Chief Financial Officer. Notwithstanding anything in this Agreement to the contrary, the duties of Executive under this Agreement do not (i) require Executive to relocate his principal office or residence from the Minneapolis/St. Paul, Minnesota metropolitan area without the prior written consent of Executive, or (ii) prevent Executive from owning, directly or indirectly, securities of, or otherwise participating in the ownership of, any publicly-owned business, trade, industry or venture. Executive will perform


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                  his duties in a competent and professional manner, consistent with that expected of a chief financial officer of the Company.

         (b) DIRECTOR. During the term of this Agreement, Executive shall also serve as a director of the Company.

         (c) CONSULTANT. If Executive should make an election as described in Section 5(d) hereof, the Company agrees to retain Executive and Executive agrees to serve in a position of consultant and advisor to the Company (with or without retention of his position as Executive Vice President, Chief Financial Officer and Treasurer or as a director, at the election of the Company), for a period commencing upon such election and ending on October 31, 2001. During the period of consulting and advising, Executive shall render consulting and advisory services in connection with business activities similar to those carried on by the Company during the period of his employment by the Company. Executive shall perform such consulting and advisory services and attend meetings, as and when reasonably requested by the Company in advance, provided that Executive shall not be required to devote thereto in the aggregate more than thirty (30) days per year. Executive shall have discretion in choosing the times and places of performance of his services to the Company compatible with his other activities. Compensation to Executive under this Section 2 (c) shall continue to be due from the Company as if Executive continued to be employed by the Company pursuant to
                  Section 2 (a) and (b) hereof.

3. TERM. Subject only to earlier termination in accordance with Section 5 of this Agreement, Executive's term of employment shall commence on the date hereof and continue for a period of five (5) years (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall be automatically renewed for successive additional one (1)-year terms unless this Agreement is terminated in writing by either party hereto at least ninety (90) days prior to the expiration of the Initial Term or any subsequent renewal term. The Initial Term and any subsequent renewal terms shall be referred to collectively herein as the "Employment Period."

4. COMPENSATION. As compensation for all of Executive's services under this Agreement, the Company agrees to pay Executive during the Employment Period and on retirement, and Executive agrees to accept the following:

         (a) BASE SALARY. A base salary of $200,000 per annum (the "Base Salary"), payable in accordance with the Company's standard payroll practices. On each anniversary of this Agreement, the Base Salary shall be adjusted by the Chief Executive Officer and the Company's Board of Directors based upon the level of performance by Executive, provided that in no event shall the Base Salary for any fiscal year hereunder be less than the sum provided above for the first full fiscal year. If conditions require and Executive agrees, temporary cuts in pay can be effected.


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         (b)      PERFORMANCE BONUS. As additional compensation for Executive,
                  Executive shall be eligible to receive a bonus determined by the Board of Directors with a maximum bonus (the "Bonus") equal to 60% of the Base Salary of Executive. If no Bonus is otherwise declared by the Board of Directors, Executive will be entitled to receive a bonus equal to 60% of Executive's Base Salary. Executive's Bonus shall be paid semi-annually not later than 45 days after March 31st and September 30th of each year.

         (c)      BENEFITS.

                  (i) EXPENSES. The Company shall reimburse Executive for any and all ordinary, necessary and reasonable business expenses that Executive incurs in connection with the performance of his duties under this Agreement, including entertainment, telephone, travel and miscellaneous expenses, provided that Executive provides the Company with documentation for such expenses in a form sufficient to sustain the Company's deduction for such expenses under Section 162 of the Internal Revenue Code of 1986, as amended. These expenses include all dues and assessments to Executive's social, athletic, golf or country club.

                  (ii) MEDICAL AND DISABILITY INSURANCE. Subject to Executive taking and passing the physical examination required by the Company's insurance carrier, the Company shall provide Executive with full medical and disability insurance coverage provided to other officers of the Company.

                  (iii) LIFE INSURANCE. Subject to the same physical examination and cost provisions, the Company shall provide Executive with a $250,000 term life insurance policy insuring Executive's life during the term of Executive's employment with the Company and shall pay all premiums thereon. Such policy shall be owned by the Executive and shall be payable to such beneficiary or beneficiaries as Executive directs by written instrument delivered to the Company or the insurer under the life insurance policy.

                  (iv) VACATION. Executive shall be entitled to a paid vacation period of four (4) weeks each year, which may be taken at any time subject to the Company's business needs.

                  (v) AUTOMOBILE EXPENSES. The Company agrees to lease an automobile selected by Executive for use by the Executive (the "Automobile"), the monthly lease cost of which shall not exceed $750 (the "Lease Amount"). Alternatively, at Executive's request, the Company will pay $750 to Executive during the Employment Period for an automobile allowance. In addition, the Company will make pay or reimburse the Executive for all reasonable costs of licensing, sales taxes, property taxes, maintenance, repair, oil, gasoline and insurance for such Automobile. Executive agrees that he shall operate the Automobile provided by the Company with


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                           "reasonable care". In addition, Executive agrees that
                           his use of the Automobile provided hereunder is subject to the Company's business use policy, as such policy may from time to time be determined by the Board of Directors of the Company, and that Executive shall be responsible for any taxes with respect to his personal use of the Automobile provided hereunder. The Company agrees that it shall provide Executive with a comparable replacement vehicle every three (3) years after the date hereof. The Executive shall have the right at any time to purchase the Automobile (or any substitute vehicle) by tendering to the Company a cash payment in an amount equal to the greater of (a) the undepreciated book value of such Automobile as contained in the books and records of the Company for federal income tax purposes and
                           (b) One and 00/100 Dollars ($1.00).

                  (vi) BENEFIT CHANGES. No reference in this Agreement to any policy or any employee benefit plan established or maintained by the Company shall preclude the Company from changing any such policies or amending or terminating any such benefit plans if a substantially similar benefit is provided to Executive by the Company.

                  (vii) OTHER PLANS. Nothing contained herein is intended to or shall be deemed to be granted to Executive in lieu of any rights or privileges which Executive may be entitled to as an employee of the Company under any other policies or benefit plans that are currently in effect or that may hereafter be adopted. Executive shall be entitled to participate in any other employee benefit plans of the Company generally applicable to officers of the Company, its divisions or subsidiaries, occupying similar positions as Executive, including, but not limited to, any profit sharing, pension, stock option, stock appreciation rights, stock ownership, health, medical, dental, vacation, insurance or other employee benefit plans.

5. TERMINATION. This Agreement may not be terminated prior to the end of the Employment Period except as follows:

         (a) BY THE COMPANY FOR COMPANY CAUSE. The Company may terminate this Agreement for Company Cause upon the Executive's material breach of this Agreement. Except as to subparagraph (iii) below, the Company shall give the Executive thirty (30) days' advance written notice of such termination, which notice shall be via registered mail, return receipt requested, and which shall describe in detail the acts or omissions which the Company believes constitute such breach. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Company Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five (75%) of the entire membership of the Board of Directors (certified by the Secretary of the Board of Directors) at a meeting of the Board of Directors called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to appear before the Board), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct described in this Section 5(a), and specifying the particulars thereof in detail. The Company shall not be allowed to terminate this Agreement pursuant to this Section 5(a) if Executive is able to cure such breach within thirty
                  (30) days following delivery of such notice. However, in no event shall a breach of the provisions of Sections 5(a)(iii) or 7 be subject to cure. Acts or omissions which constitute a material breach of this Agreement constituting "Company Cause" shall be limited strictly to the following:

                  (i) Any material breach by the Executive of his obligations under this Agreement;

                  (ii) Gross misconduct of the Executive which is manifestly injurious to Company, or habitual failure or inability of the Executive to perform his duties under this Agreement; and

                  (iii) Any fraud, theft or embezzlement by the Executive of the Company's assets, or any other unlawful or criminal act which is punishable as a felony.

         (b) DEATH. Subject to the provisions of Section 6, this Agreement shall terminate upon Executive's death.

         (c) DISABILITY. Subject to the provisions of Section 6, this Agreement shall terminate upon Executive's Disability. As used herein, the term "Disability" shall have such meaning as set forth in the Company's disability policy in effect at the date hereof and shall include both permanent and temporary disability, short term and long term disability, and total and partial disability. If there is no policy in effect at the date of Executive's potential disability, Disability shall mean Executive becoming substantially incapable of performing his duties hereunder for a period of six (6) months or more.

         (d) BY EXECUTIVE FOR EXECUTIVE CAUSE. Executive shall have the right, at his election, to terminate this Agreement or to change his position to that of consultant and advisor as described in Section 2(c) herein, upon thirty (30) days' written notice to the Company upon the occurrence, without Executive's express written consent, of any one or more of the following events, provided that Executive shall not have the right to terminate this Agreement if the Company is able to cure such event within thirty (30) days following delivery of such notice:

                  (i)      The Company is in material breach of this Agreement;

                  (ii) Executive is required to report to or accept assignments from persons other than the Chief Executive Officer and/or the Board of Directors of the Company or he is removed without his written consent as the

                           Executive Vice President, Chief Financial Officer and Treasurer of the Company and such removal is not pursuant to Section 5(a) hereof;

                  (iii) The Chief Executive Officer appoints Executive as Executive Vice President, Chief Financial Officer and Treasurer, or if Executive should have a policy dispute with the Chief Executive Officer;

                  (iv) The Shareholders should fail to elect Executive as a director;

                  (v) An adverse change in Executive's status or position as an executive officer of the Company, including, without limitation, any adverse change in Executive's status or position as a result of a material diminution in Executive's duties, responsibilities or authority as of the date of this Agreement (or any status or position to which Executive may be promoted after the date hereof) or the assignment to Executive of any duties or responsibilities which, in Executive's reasonable judgment, are inconsistent with Executive's status or position, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions (except in connection with the termination of Executive's employment in accordance with Section 5(a) hereof);

                  (vi) A reduction by the Company of Executive's Base Salary as the same may be increased time to time, or a change in the eligibility requirements or performance criteria for any benefit other than salary, which adversely effects Executive;

                  (vii) Without replacement by a plan providing benefits to Executive equal to or greater than those discontinued, the failure by the Company to continue in effect, within its maximum stated term, any employee benefit plan in which Executive is participating immediately prior to the date of this Agreement or the taking of any action by the Company that would adversely effect Executive's participation or materially reduce Executive's benefits under any such plan;

                  (viii) The taking of any action by the Company that would materially adversely effect the physical conditions existing immediately prior to this Agreement in or under which Executive performs his employment duties;

                  (ix) The Company's requiring Executive to be based anywhere other than the Minneapolis/St. Paul, Minnesota metropolitan statistical area, except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which Executive has typically undertaken on behalf of the Company prior to the date of this Agreement; or

                  (x) Any purported termination by the Company of this Agreement or the employment of Executive by Company which is not expressly authorized by this Agreement or any breach of this Agreement by the Company which is not remedied by the Company within thirty (30) days after the Company's receipt of notice thereof from Executive.

         (e) RETIREMENT. At such time as Executive reaches the age of 60 and remains as an employee of the Company, Executive may retire and, subject to the provisions of Section 6 below, this Agreement shall terminate.

6.       PAYMENTS UPON TERMINATION.

         (a) DEATH. Upon Executive's death during the Employment Period, the heirs or legal representatives of Executive shall be entitled to receive as a lump sum payment payable within sixty
                  (60) calendar days of his death, 2.99 times the average of the aggregate base and incentive compensation paid to Executive over the preceding five years, provided, however, that in no event shall the amount due and payable hereunder constitute a "Parachute Payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended.

         (b) DISABILITY. In the event that this Agreement is terminated due to Executive's Disability, Executive shall be paid (i) his Base Salary for a period of one year following the date of such Disability or until Executive begins receiving benefits under the Company's disability benefits plan, whichever occurs first, (ii) all bonuses to which Executive would have been entitled for the fiscal year in which such Disability occurred, prorated to the date of Disability, (iii) his accrued but unpaid vacation pay for the year in which such Disability occurred, pro rated to the date of such Disability, and (iv) any unpaid expense reimbursement.

         (c) TERMINATION BY COMPANY FOR COMPANY CAUSE OR BY EXECUTIVE WITHOUT EXECUTIVE CAUSE. If Executive is terminated pursuant to Section 5(a) hereof, or Executive terminates this Agreement other than in accordance with Section 5(d) hereof, the Company shall pay to Executive (i) his Base Salary through the date written notice is properly mailed to Executive pursuant to
                  Section 5(a) hereof, and (ii) all Bonus payments owing to Executive for the fiscal year prior to the year such written notice is received by Executive (to the extent that any such payments were unpaid on the date of termination), and for the current year.

         (d) TERMINATION WITHOUT COMPANY CAUSE OR BY EXECUTIVE FOR EXECUTIVE CAUSE. In addition to any other rights granted Executive hereunder, if the Company should terminate this Agreement other than in accordance with Section 5(a) hereof, or if Executive should terminate this Agreement pursuant to
                  Section 5(d) hereof, the Company shall pay to Executive (i) his Base Salary through the end of the term of this Agreement or two years, whichever is more, in exchange for a properly executed non-compete agreement between Executive and the Company, (ii) any payments owing to Executive pursuant to
                  Section 4(b) hereof for the fiscal year prior to the year of termination (to the extent any such payments were unpaid on the date of termination, as well as for the current year),
                  (iii) a sum equivalent to any accrued but unpaid vacation for the year in which he is terminated, and (iv) any unpaid expense reimbursement. Furthermore, for the remainder of the term of this Agreement, or one year whichever is more, the Company shall maintain in full force and effect for the continued benefit of Executive and his dependents all (i) pension plans, (ii) medical and disability policies, (iii) stock option plans, and (iv) life insurance plans in which Executive participated immediately prior to his termination (or if such participation is barred, shall arrange for individual policies of insurance providing benefits substantially similar, on an after-tax basis, to those which Executive otherwise would have been entitled hereunder) for the remainder of the term of this Agreement.

         (e) CHANGE OF CONTROL AND OWNERSHIP. In the event that (i) Executive's employment with the Company is terminated by the Company other than in accordance with Sections 5(a), (b), or
                  (c) hereof during the Employment Period and (ii) such termination occurs after a Change in Control (as defined hereinbelow), Company shall pay Executive a cash bonus ("Severance Payment") in an amount equal to Executive's Average Annual Compensation (as defined hereinbelow), multiplied by a factor of 2.99, provided, however, that in no event shall the amount due and payable hereunder constitute a "Parachute Payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. In the event that any portion of the Severance Payment would be deemed a Parachute Payment, the amount of the Severance Payment shall be reduced only to the extent necessary to eliminate any such treatment or characterization.

                  For purposes of this Agreement, "Change in Control" shall mean
                  (i) the sale of all or substantially all of the assets of the Company, (ii) the acquisition by any means of more than fifty percent (50%) of the issued and outstanding voting stock of the Company by any entity, person or group of persons acting in concert, (iii) the merger of the Company with, or the consolidation of the Company into, another corporation or entity, or (iv) the election to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company the lesser of (i) three directors or (ii) directors constituting a majority of the number of directors of the Company then in office.

                  For purposes of this Agreement, "Average Annual Compensation" shall mean the average of all taxable compensation and fringe benefits paid to or on behalf of Executive by Company, based on the five (5) most recent calendar years. Amounts payable pursuant to this Section 6(e) shall be in addition to, and not in lieu of, all other compensation, rights and benefits accruing or afforded to Executive pursuant to this Agreement.

         (f) RETIREMENT. Upon Executive's retirement pursuant to Section 5(e) above, Executive and his heirs or legal representatives shall be entitled to receive the following: (i) average annual compensation for a period of two (2) years in exchange for a properly executed non-compete agreement between Executive and the Company, (ii) any payments owing to Executive pursuant to
                  Section 4(b)
                  hereof through the date of retirement (to the extent any such payments were unpaid on the date of retirement, as well as for the current year), (iii) a sum equivalent to any accrued but unpaid vacation for the year in which he retires, and (iv) any unpaid expense reimbursement. Furthermore, for a period of five (5) years after retirement, the Company shall maintain in full force and effect for the continued benefit of Executive and his dependents all (i) pension plans, (ii) medical and disability policies, (iii) stock option plans and (iv) life insurance plans in which Executive participated immediately prior to his termination (or if such participation is barred, shall arrange for individual policies of insurance providing benefits substantially similar, on an after-tax basis, to those which Executive otherwise would have been entitled hereunder) for the remainder of the term of this Agreement.

7.       OWNERSHIP OF PROPERTIES; CONFIDENTIALITY; EXCLUSIVITY; INVESTMENTS.

         (a) OWNERSHIP OF PROPERTIES. The Company, as employer, shall own, and Executive hereby transfers and assigns to the Company, all rights in and to any material and/or ideas written, suggested or submitted by Executive during the Employment Period and all other results and proceeds of his services under this Agreement (the "Properties"). Without limiting the generality of the foregoing, these rights shall include all motion picture, television, radio, dramatic, musical, publication and other rights in and to the Properties, including the sole and exclusive right to photograph and record the same with or without dialogue, music and other sounds synchronously recorded, and to perform, exhibit, distribute, reproduce, transmit, broadcast or otherwise communicate the same and/or motion picture, dramatic or other versions or adaptations thereof, theatrically, non-theatrically and/or by means of television, radio, the legitimate stage and/or any other means now known or hereafter devised and to manufacture, publish, or vend printed and/or recorded versions or adaptations thereof, either publicly or privately and for profit or otherwise. The Company and its licensees and assigns shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Properties or any part thereof written or submitted by Executive and to combine the same with other works to any extent, and to change or substitute the title thereof and in this connection Executive hereby waives any so-called "moral rights" of authors. Executive agrees to execute and deliver to the Company such releases, assignments or other instruments as the Company may require from time to time to evidence its ownership of the results and proceeds of Executive's services hereunder' provided, however, that nothing in this Section 7(a) shall be deemed in any manner to restrict or qualify Executive's ownership or right to exploit Executive's personal memoirs.

                  The requirements of this Section 7(a) do not apply to Properties for which no equipment, facility or confidential information of the Company was used and which were developed entirely on Executive's own time, and which (i) do not relate directly to the Company's business or to the Company's actual research or development, or (ii) do not result from any work Executive performed for the Company. Except as previously disclosed to the Company in writing, Executive does not have and will not assert any claims to or rights under any Properties as having been made, conceived, authored or acquired by Executive prior to his employment by the Company.

         (b) CONFIDENTIALITY. Executive acknowledges that his services will, throughout the Employment Period, bring Executive in close contact with many confidential affairs of the Company and its affiliates, including information about costs, profits, financial data, markets, trade secrets, sales, products, computer programs, key personnel, pricing policies, customer lists, development projects, operational methods, technical processes, plans for future development, business affairs and methods and other information not readily available to the public. Executive further acknowledges that the businesses of the Company and its affiliates are international in scope, that their products are marketed throughout the world, that the Company and its affiliates compete in nearly all of their business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Executive's services, position and expertise are such that he is capable of competing with the Company and its affiliates from nearly any location in the world. In recognition of the foregoing Executive covenants and agrees:

                  (i) that Executive will keep secret all material confidential matters of the Company and its affiliates which are not otherwise in the public domain and will not disclose them to anyone outside of the Company or its affiliates, either during or after the Employment Period, except with the Company's written consent and except for such disclosure as is necessary in the performance of Executive's duties during the Employment Period; and

                  (ii) that Executive will deliver promptly to the Company on termination of his employment with the Company or at any other time the Company may so request, at the Company's expense, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's and its affiliates' business, which Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Executive may then possess or have under his control.

         (c) EXCLUSIVITY. Executive agrees that during his employment with the Company, he will not alone, or in any capacity with another entity or person, (i) engage in any commercial activity that competes with the Company's business, as it is conducted during the Employment Period, within any state of the United States, (ii) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers, or (iii) attempt to employ any of the Company's then employees on behalf of any other entities competing with the Company. Executive further acknowledges that all services of Executive shall be exclusive to the Company, and that Executive's performances and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law for damages and that a breach by Executive of the terms hereof (including without limitation this Section 7) will cause the Company irreparable injury. Executive agrees that the Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Agreement, which shall be in addition to any other rights or remedies to which the Company may be entitled. For purposes of this Section 7(c), the term "Company" shall include the Company, its successors, assigns and affiliates.

         (d) INVESTMENTS. Notwithstanding anything contained herein to the contrary, during the Employment Period Executive may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Executive's ownership of:

                  (i) securities of any corporation which are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as Executive is not part of any control group of such corporation; and

                  (ii) any securities of a partnership, trust, corporation, limited liability company or other entity so long as
                           (i) Executive remains a passive investor in that entity and does not become part of any control group thereof (except in a passive capacity) and (ii) such entity is not, directly or indirectly, in competition with the Company or its affiliates, regardless of whether Executive is a passive investor or part of any control group thereof.

8. REMEDIES. The parties hereto recognize and agree that, because the material breach of this Agreement or any part hereof would result in damages difficult to ascertain, upon any allegation of material breach of this Agreement, either party hereto shall be entitled:

         (a) PROCEEDINGS. To institute proceedings in a court located in the State of Minnesota to enjoin the breach, termination, or threatened termination of this Agreement. Such injunctive remedy shall be in addition to and not in lieu of any right to recover money damages for any such breach.

         (b) COSTS AND EXPENSES. The successful party in any action brought concerning the breach or termination of this Agreement shall be entitled to recover all costs and expenses, including attorney's fees incurred or associated with the enforcement of any covenant of this Agreement.

         (c) ADDITIONAL COSTS. Additionally, if there shall be any breach of this Agreement by the Company, and Executive shall institute any action (or counterclaim) in connection therewith, Executive shall be entitled, if successful in such action or if the Company sues and if Executive is successful in that action, to recover as damages the discounted value (at a rate of 6%) of all amounts unpaid under this Agreement, or Executive may, at his election, recover as damages each monthly payment of Base Salary and additional compensation at such time as it becomes payable or would have become payable under the terms of this Agreement, and the Company agrees not only to pay such sums, but, in addition thereto, interest thereon at the prime rate then in effect, until such payment is made. In any such action, the fact that Executive did or did not seek or engage in any other employment or in other activities shall not affect, reduce or mitigate the amount of recovery allowable to Executive. Executive's rights hereunder, upon his death, accrue to his legal representatives or to his designated beneficiary.

9.       MISCELLANEOUS.

         (a) SUCCESSORS AND ASSIGNS. This Agreement is binding on and inures to the benefit of the Company's successors and assigns, provided, however, that this Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor of the Company, and any such successor shall absolutely and unconditionally assume all of the Company's obligations hereunder. Upon the written request of Executive, the Company shall seek to have any successor, by agreement in form and substance satisfactory to Executive, assent to the fulfillment by the Company of its obligations under this Agreement. Failure to attain such assent at least thirty (30) business days prior to the time a person or entity becomes a successor in interest to the Company shall be considered Executive Cause for termination of this Agreement in accordance with Section 5(d) hereof.

         (b) OFFSETS. In no event shall any amount payable to Executive pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Executive to Company.

         (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         (d) CONSTRUCTION. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

         (e) WAIVERS. No failure or delay by either the Company or Executive in exercising any right or remedy under this Agreement will waive any provision of this Agreement, nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

         (f) CAPTIONS. The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

         (g) MODIFICATION/ENTIRE AGREEMENT. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof including, but not limited to, that certain Employment Agreement, dated September 1, 1993, and Amendment to Employment Agreement, dated December 1, 1993. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

         (h) GOVERNING LAW. The laws of the State of Minnesota shall govern the validity, construction and performance of this Agreement. Any legal proceeding related to this Agreement shall be brought in an appropriate Minnesota court, and each of the parties hereto hereby consents to the exclusive jurisdiction of the courts of the State of Minnesota for this purpose.

         (i) NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first class mail, postage prepaid, and shall be deemed received five (5) days after mailing to the addresses stated below:

                  If to the Company:

                         Navarre Corporation
                         7400 49th Avenue North
                         New Hope, Minnesota 55428
                         Attention: Chairman of the Board of Directors

                         With a copy to:

                         Scott J. Dongoske, Esq.
                         Winthrop & Weinstine, P.A.
                         3000 Dain Bosworth Plaza
                         60 South Sixth Street
                         Minneapolis, Minnesota 55402

                  If to Executive:

                         Charles E. Cheney
                         4316 Lake Point Court
                         Shoreview, Minnesota 55126

         (j) SURVIVAL. Notwithstanding the termination of this Agreement or Executive's employment with the Company, the terms of this Agreement concerning rights and remedies of the parties shall survive such termination and shall govern in perpetuity all rights, disputes, claims or causes of action arising out of or in any way related to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         NAVARRE CORPORATION



                                         By: /s/ Eric H. Paulson
                                             -----------------------------------
                                             Its: President
                                                  ------------------------------




                                         /s/
                                         ---------------------------------------
                                         CHARLES E. CHENEY






                       (Signature to Employment Agreement)